UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

July 9, 2018

Date of Report (date of earliest event reported)

Cutera, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-50644	77-0492262
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3240 Bayshore Blvd.

Brisbane, California 94005

(Address of principal executive offices)

(415) 657-5500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) Appointment of Chief Operating Officer

On July 9, 2018, Cutera, Inc. (the “Company” or “Cutera”) announced that R. Jason Richey, age 44, joins the Company as Chief Operating Officer, effective July 9, 2018, for a term lasting until his earlier death, disability, retirement or removal. Mr. Richey assumes the role as an officer of the Company. Prior to joining Cutera, Mr. Richey served as President of North America for LivaNova, PLC, a global medical device manufacturer headquartered in London. Mr. Richey joined LivaNova from Cyberonics, Inc. upon the creation of LivaNova through a merger of Cyberonics and Sorin S.p.A. in October 2015. Together, Mr. Richey spent 17 years in various commercial and operational roles of increasing responsibility at Cyberonics and LivaNova. Prior to that, Mr. Richey held roles at B Braun Medical.

There is no arrangement or understanding between Mr. Richey and any other persons pursuant to which Mr. Richey was selected as an officer. Neither Mr. Richey nor any related person of Mr. Richey has a direct or indirect material interest in any existing or currently proposed transaction to which the Company is or may become a party. Mr. Richey does not have a family relationship with any of the executive officers or directors of the Company.

In connection with his appointment, Mr. Richey will receive (1) an annual base salary of $505,000, (2) a potential annual incentive bonus target equal to 75% of his annual base salary pursuant to the Company’s annual management bonus plan in place in any given year, (3) a one-time relocation assistance payment of $100,000, provided that Mr. Richey completes his relocation to the San Francisco Bay Area by March 2019. This payment will be forgiven over a 24 month period in equal monthly increments with any outstanding amounts to be reimbursed by Mr. Richey should he voluntarily terminate his employment without cause; and (4) other such benefits as are generally made available to Brisbane-based Cutera employees.

In addition, the Company also agreed to recommend to the Compensation Committee of the Board of Directors of the Company an inducement award of restricted stock units (“RSUs”) with a grant date fair value of $2,418,956 vesting annually over a four-year period commencing from the date of hire, subject to Mr. Richey continuing to provide service to the Company through such vesting date.

In connection with Mr. Richey’s appointment, the Company intends to enter into a Change of Control and Severance Agreement with Mr. Richey (the “COC Agreement”) on substantially similar terms to agreements entered into between the Company and the Company’s other named executive officers. The COC Agreement will provide that if Mr. Richey’s employment with the Company is terminated by the Company without “cause” (as defined in the COC Agreement) or by Mr. Richey for “good reason” not in connection with a change of control of the Company (commonly referred to as “single trigger”), Mr. Richey will receive, subject to signing a release of claims in favor of the Company, 100% of his base salary, 100% of his actual bonus paid in the prior fiscal year, and 12 months of COBRA reimbursement. The COC Agreement will also provide that if Mr. Richey’s employment with the Company is terminated by the Company without “cause” or by Mr. Richey for “good reason” and such termination occurs in connection with a change of control (commonly referred to as “double trigger”), Mr. Richey will receive, subject to signing a release of claims in favor of the Company, the same benefits as following a single-trigger termination, as well as the automatic vesting in full of all outstanding and unvested equity awards that solely vest on a time-basis held by Mr. Richey as of the date of the change of control.

Item 7.01. Regulation FD Disclosure.

On July 9, 2018, the Company issued a press release announcing Mr. Richey’s appointment as Chief Operating Officer. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Limitation on Incorporation by Reference:

In accordance with general instruction B.2 of Form 8-K, the information in this Item 7.01, including exhibits incorporated by reference, is furnished pursuant to Item 7.01 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section.

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Item 9.01. Operating Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by Cutera, Inc. dated July 9, 2018.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cutera, Inc.

Date: July 9, 2018	By:/s/ Darren W. Alch
Name: Darren W. Alch
Title: Vice president, General Counsel & Corporate Secretary

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